EXHIBIT 107
CALCULATION OF FILING FEE TABLES
Form S-8
(Form Type)
Greif, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, without par value	457(c), (h)	1,500,000	$62.55	$93,825,000.00	$110.20 per $1,000,000	$10,339.52
Total Offering Amounts					$93,825,000.00		$10,339.52
Total Fee Offsets							$ 0
Net Fee Due							$10,339.52

(1)					Consists of shares reserved for issuance under the Greif, Inc. Colleague Employee Stock Purchase Plan.

(2)
Pursuant to Rule 416(a) under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions which results in an increase in the number of outstanding shares of the Registrant’s Class A Common Stock.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act and computed on the basis of $62.55 per share for the Class A Common Stock, which was the average of the high and low sale prices of the Class A Common Stock as reported on the New York Stock Exchange on May 16, 2023.